                                                                    Exhibit 23.2

                        Independent Accountants' Consent
                        --------------------------------



The Board of Directors
Southland Bancorporation:


We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to a change in the method of accounting for income taxes in 1993 to adopt the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes and a change in the method of accounting for investments in debt and equity securities to adopt the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, at January 1, 1994.



                                                     KPMG PEAT MARWICK LLP


Atlanta, Georgia
April 9, 1996